Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252964

PROSPECTUS SUPPLEMENT NO.2

(To the Prospectus dated March 4, 2021)

Up to 84,211,418 Shares of Common Stock

Up to 13,250,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 3,250,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated March 4, 2021 (as amended, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-252964).

This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 13,250,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”), which consists of (i) up to 3,250,000 shares of Common Stock that are issuable upon the exercise of 3,250,000 warrants (the “Private Placement Warrants”) originally issued in a private placement to the initial stockholders of Novus Capital Corporation (the “Novus Initial Stockholders”) and EarlyBirdCapital, Inc. and certain of its designees (together with the Novus Initial Stockholders, the “Sponsors”) in connection with the initial public offering of Novus Capital Corporation (“Novus”) and (ii) up to 10,000,000 shares of Common Stock that are issuable upon the exercise of 10,000,000 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of Novus.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 84,211,418 shares of Common Stock consisting of (a) up to 37,500,000 shares of Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on September 28, 2020, (b) up to 2,650,000 shares of Common Stock issued in a private placement to the Sponsors in connection with the initial public offering of Novus, (c) up to 3,250,000 shares of Common Stock issuable upon exercise of the Private Placement Warrants, (d) up to 3,242,336 shares of Common Stock issued upon the conversion of certain convertible promissory notes issued by AppHarvest Operations, Inc. (f/k/a AppHarvest, Inc.) and (e) up to 37,569,082 shares of Common Stock pursuant to that certain Amended and Restated Registration Rights Agreement, dated January 29, 2021, between us and certain selling securityholders granting such holders registration rights with respect to such shares, and (ii) up to 3,250,000 Private Placement Warrants.

The Common Stock and Public Warrants are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “APPH” and “APPHW,” respectively. On April 23, 2021, the last reported sales price of our Common Stock on Nasdaq was $15.18 per share and the last reported sales price of our Warrants was $5.11.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements for this prospectus and future filings. We are incorporated in Delaware as a public benefit corporation. See "Prospectus Summary — Public Benefit Corporation" in the Prospectus.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement is filed solely for the purpose of including a selling securityholder who has acquired or will acquire shares of Common Stock included for resale in this Prospectus from certain existing selling securityholders. As of April 23, 2021, the selling securityholder table included under the Section “Selling Securityholders,” which begins on page 86 of the Prospectus, is revised to amend the information with respect to the following selling securityholder:

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Beneficial Owner(1)	Number Beneficially Owned Prior to This Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After the Offering	Percent Owned After Offering
Klaff Family Foundation(2)	108,500	108,500	—	—	—	—	—	—

(1)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements if and when necessary.
(2)	Consists of (i) 25,000 shares held by the Klaff Family Foundation and (ii) 83,500 shares to be transferred by Mons Investments, LLC effective on or about April 26, 2021.

Prospectus Supplement dated April 23, 2021